Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Wintrust Financial Corporation (“Employer” or “Wintrust”), an Illinois bank holding company, and Lisa Reategui, an individual resident in the State of Illinois (“Executive”) as of August 30, 2011.

WITNESSETH THAT:

WHEREAS, Employer is engaged in the business of general banking;

WHEREAS, Executive has particular expertise and knowledge concerning the business of Employer and is a valued member of Employer’s senior management;

WHEREAS, by virtue of Executive’s employment with Employer, Executive will become acquainted with certain confidential information regarding the services, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Employer or its Affiliates;

WHEREAS, Employer and Executive desire to state and set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment effective as of the date first written above (the “Effective Date”) and this Agreement is intended by the parties to supersede all previous agreements and understanding, whether written or oral, concerning such employment.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive’s employment, of the compensation to be paid by Employer for Executive’s services, and of Employer’s other undertakings in this Agreement, the parties hereto do hereby agree as follows:

1. Scope of Employment. Executive will be employed as Executive Vice President, General Counsel & Corporate Secretary of Employer and shall perform such duties as may be assigned to Executive by the Chief Executive Officer and/or the Board of Directors of Employer in such position. Executive agrees that during Executive’s employment Executive will be subject to and abide by the written policies and practices of Employer. Executive also agrees to assume such new or additional positions and responsibilities as Executive may from time to time be assigned for or on behalf of Employer or any Affiliate of Wintrust. Notwithstanding the foregoing, during the Term (as defined in Section 8 herein) of this Agreement, Executive will not be required without Executive’s consent to move Executive’s principal business location to another location more than a 35 mile radius from Executive’s principal business location. For purposes of this Agreement, the term “Affiliate” shall include but not be limited to the entities listed in Exhibit A to this Agreement and any subsidiary of any of such entities and shall further include any present or future affiliate of any of them as defined by the rules and regulations of the Federal Reserve Board. In the event Executive shall perform services for Wintrust or any Affiliate in addition to serving as Executive Vice President, General Counsel & Corporate Secretary of Employer, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of Wintrust or any Affiliate.

2. Compensation and Benefits, Executive will be paid such base salary as may from time to time be agreed upon between Executive and Employer. Executive will be entitled to coverage under such compensation plans, insurance plans and other fringe benefit plans and programs as may from time to time be established for employees of Wintrust and its Affiliates in accordance with the terms and conditions of such plans and programs. Executive shall also be eligible to participate in the Wintrust 2007 Stock Incentive Plan or any successor Plan thereto.

3. Extent of Service. Executive shall devote Executive’s entire time, attention and energies to the business of Employer during the Term of this Agreement; but this shall not be construed as preventing Executive from (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the corporations, partnerships and other entities in which such investments are made and in which Executive’s participation is solely that of an investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers); (b) engaging (whether or not during normal business hours) in any other business, professional or civic activities provided that the Board of Directors of Employer approves of such activities and Executive’s engagement does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof; or (c) accepting appointments to the boards of directors of other companies provided that the Board of Directors of Employer approves of such appointments and Executive’s performance of Executive’s duties on such boards does not result in a violation of Executive’s covenants under this Section or Sections 4 and 5 hereof.

4. Competition. Other than in connection with Executive’s performance of Executive’s duties hereunder, during the period in which Executive performs services for Employer and for a period of three years after termination of Executive’s employment with Employer, regardless of the reason, Executive shall not directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation:

(a) serve as an owner, principal, senior manager, or in a position comparable to that held by Executive at any time during Executive’s employment with Employer, for a bank or other financial institution (or any branch or affiliate thereof) which offers to its customers commercial and community banking and/or trust and investment services, and which is located within ten miles of the principal office or any branch office of the Employer;

(b) solicit or conduct business which involves commercial and community banking and/or trust and investment services with any person, corporation or other entity which was (i) a customer of the Employer or any other Affiliate of Wintrust with whom Executive had direct or indirect contact while employed by Employer or about whom Executive obtained Confidential Information during the fifteen months prior to the termination of Executive’s employment with Employer, or (ii) a potential customer with whom Employer or any Affiliate has, at the time of Executive’s termination of employment with Employer, an outstanding oral or written proposal to provide commercial and community banking and/or trust and investment services and with whom Executive had direct or indirect contact while employed by Employer;

(c) request, advise or directly or indirectly invite any of the existing customers, suppliers or service providers of Employer or any other Affiliate of Wintrust to withdraw, curtail or cancel its business with Employer or any other Affiliate of Wintrust, other than through mass mailings or general advertisements not specifically directed at customers of Employer or any Affiliate;

(d) hire, solicit, induce or attempt to solicit or induce any employee, consultant, or agent of Employer or any other Affiliate of Wintrust (i) to terminate his employment or association with Employer or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate at any facility which is located within a ten mile radius of the principal office or any branch office of the Employer; or

(e) in any way participate in planning or opening a bank or other financial institution which is located or will be located within a ten mile radius of the principal office or any branch office of the Employer. For the purposes of this Agreement, in the event Executive’s geographic area of responsibility as specified herein shall change during employment with Employer, or as the result of performing services for Wintrust or any Affiliate of Wintrust, the Executive’s obligation stated in Sections 4(a), 4(d)(ii) and 4(e) shall apply to a ten mile radius of Executive’s revised geographic area of responsibility.

Notwithstanding the foregoing, (a) Executive shall not be prevented from: (i) investing or owning shares of stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or any over-the-counter market; (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of Executive’s employment with Employer (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers); or (iii) investing as a limited partner (without decision-making authority) in any private equity fund, provided that Executive’s involvement in such investment is solely that of a passive investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers), and (b) Executive shall not be in violation of Sections 4(a) or 4(e) of this Agreement if, during the three-year period following termination of employment Executive accepts employment or invests in a bank or other financial institution which is within a 10 mile radius of the principal offices or any branch office of Wintrust or any Affiliate of Wintrust (other than Employer) as long as such facility is not within a ten mile radius of the principal office of the Employer.

5. Confidential Information. Executive acknowledges that, during Executive’s employment with Employer, Executive has and will obtain access to Confidential Information of and for Employer or its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, the following categories of information and documentation: (a) documentation and information relating to lending customers of Employer or any Affiliate, including, but not limited to, lists of lending clients with their addresses and account numbers, credit analysis reports and other credit files, outstanding loan amounts, repayment dates and instructions, information regarding the use of the loan proceeds, and loan maturity and renewal dates; (b) documentation and information relating to depositors of Employer or any Affiliate, including, but not limited to, lists of depositors with their addresses and account numbers, amounts held on deposit, types of depository products used and the number of accounts per customer; (c) documentation and information relating to trust customers of Employer or any Affiliate, including, but not limited to, lists of trust customers with their addresses and account numbers, trust investment management contracts, identity of investment managers, trust corpus amounts, and grantor and beneficiary information; (d) documentation and information relating to investment management clients of Employer or any Affiliate, including, but not limited to, lists of investors with their addresses, account numbers and beneficiary information, investment management contracts, amount of assets held for management, and the nature of the investment products used; (e) the identity of actual or potential customers of Employer or any Affiliate, including lists of the same; (f) the identity of suppliers and service providers of Employer or any Affiliate, including lists of the same and the material terms of any supply or service contracts; (g) marketing materials and information regarding the products and services offered by Employer or any Affiliate and the nature and scope of use of such marketing materials and product information; (h) policy and procedure manuals and other materials used by Employer or any Affiliate in the training and development of its employees; (i) identity and contents of all computer systems, programs and software utilized by Employer or any Affiliate to conduct its operations and manuals or other instructions for their use; (j) minutes or other summaries of Board of Directors or other department or committee meetings held by Employer or any Affiliate; (k) the business and strategic growth plans of Employer or any Affiliate; and (1) confidential communication materials provided for shareholders of Employer or any Affiliate. Absent prior authorization by Employer or as required in Executive’s duties for Employer, Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive’s employment with Employer and shall continue beyond the termination of Executive’s employment and this Agreement.

6. Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Employer or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Employer or any Affiliate that may be conceived, developed, or made by Executive during employment with Employer (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Employer or an Affiliate. Executive shall immediately disclose to Employer all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Employer or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with Employer. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Employer or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of Employer or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of Employer or an Affiliate, or (b) such Invention results from work performed by Executive for Employer.

7. Remedies. Executive acknowledges that compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Employer and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Employer and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that Wintrust and all other Affiliates are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Employer and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Employer and its Affiliates.

8. Term of Agreement. Unless terminated sooner as provided in Section 9, the initial term of Executive’s employment pursuant to this Agreement (“Initial Term”) shall be three years, commencing on the date of this Agreement. After such Initial Term, this Agreement shall be extended automatically for successive one-year terms, unless either Executive or Employer gives contrary written notice not less than 60 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement or unless terminated sooner as provided in Section 9. Notwithstanding the foregoing, if at any time during the Initial Term or any successive one-year term there is a Change in Control of Employer (as defined in Section 9(d)), then upon the first occurrence of such a Change in Control, the Initial Term or the successive one-year term of this Agreement (whichever is in effect as of the date of the Change in Control) shall automatically extend for the greater of: (a) the amount of time remaining on Executive’s Initial Term of employment if such first occurrence of a Change in Control occurs during the Initial Term, or (b) two years from the date of such first occurrence of a Change in Control. In the event that Executive’s Initial Term or successive one-year term is extended due to such a Change in Control, such extension shall further be extended automatically for successive one-year terms unless either Executive or Employer gives contrary written notice not less than 60 days in advance of the expiration of the extension of this Agreement or unless terminated sooner as provided in Section 9. The Initial Term, together with any extension thereof in accordance with this Section 8, shall be referred to herein as the “Term.”

9. Termination of Employment.

(a) General Provisions. Executive’s employment may be terminated by Employer at any time for any reason, with or without cause, and, except as otherwise provided in this Section 9, any and all of Employer’s obligations under this Agreement shall terminate, other than Employer’s obligation to pay Executive, within 30 days of Executive’s termination of employment, the full amount of any earned but unpaid base salary and accrued but unpaid vacation pay earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to Employer for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(b) Termination Without Cause.

(i) Payment. In the event Executive’s employment is terminated without Cause (as such term is defined in Section 9(f) hereof) by Employer during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Employer shall pay Severance Pay to Executive in the amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s termination plus (B) an amount equal to any annual incentive compensation paid to Executive during the twelve-month period prior to termination under the Company’s annual bonus plan applicable to the Executive, as certified by Employer’s Board of Directors or the Compensation Committee or any successor committee of Employer’s Board of Directors. Notwithstanding anything herein to the contrary, annual incentive compensation shall not include any equity-based award or cash award with a vesting period of greater than one-year. Severance Pay under this Section 9(b) shall be paid ratably over a 36-month period beginning on the first payroll period following such termination and on each payroll period thereafter during such Severance Pay period.

(ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(b) shall also be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during the applicable Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(b) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(b) shall not be less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 36-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of her earnings statements or other payroll or income records for each calendar month during the 36-month Severance Pay period and a summary of any contributions received under any deferred compensation arrangement for each calendar month during the 36-month Severance Pay period. In addition, no later than 45 days following the expiration of each calendar year during the 36-month Severance Pay period, Executive shall deliver to the Employer all W-2 and 1099 forms received during such calendar year.

(iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(b), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(c) Constructive Termination.

(i) Payment. If Executive suffers a Constructive Termination during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Employer shall pay Severance Pay to Executive in the amounts and at the times described in Section 9(b) hereof. For the purposes of this Agreement, “Constructive Termination” means (A) a material reduction by Employer in the duties and responsibilities of Executive or (B) a reduction by Employer of Executive’s “Adjusted Total Compensation” (as hereinafter defined), to (1) less than seventy-five percent (75%) of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs; or (2) less than seventy-five percent (75%) of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; provided, however, that if Executive is employed by Employer or any Affiliate of Employer for less than twelve months, Adjusted Total Compensation shall be calculated based on the initial annual base salary and value of perquisites, determined by the Employer as of the date Executive commences employment with the Employer or such Affiliate. A Constructive Termination does not include termination for Cause as defined in Section 9(f), termination without Cause as defined in Section 9(b), termination due to death, or termination due to a permanent disability (as hereinafter defined).

(ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(c) shall be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during such Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(c) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(c) shall not be less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 36-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of her earnings statements or other payroll or income records for each calendar month during the 36-month Severance Pay period and a summary of any contributions received under any deferred compensation arrangement for each calendar month during the 36-month Severance Pay period. In addition, no later than 45 days following the expiration of each calendar year during the 36-month Severance Pay period, Executive shall deliver to the Employer all W-2 and 1099 forms received during such calendar year.

(iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(c), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(iv) Definitions.

(A) For the purposes of this Agreement, “Adjusted Total Compensation” means the aggregate base salary earned by the Executive plus the dollar value of all perquisites (i.e. Employer provided car, club dues and supplemental life insurance) as estimated by Employer. Adjusted Total Compensation shall exclude any bonus payments, annual or long-term cash incentive compensation or equity-based compensation paid to, awarded to or earned by the Executive. For the purposes of this Section 9(c), the Executive will not be deemed to have incurred a reduction by Employer of Executive’s Adjusted Total Compensation if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Vice Presidents of Employer.

(B) For the purposes of this Agreement, “permanent disability” means any mental or physical illness, disability or incapacity that renders Executive unable to perform Executive’s duties hereunder where (x) such permanent disability has been determined to exist by a physician selected by Employer or (y) Employer has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Executive shall cooperate in all respects with Employer if a question arises as to whether she has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by Employer and authorizing such physician or other health care specialist to discuss Executive’s condition with Employer).

(d) Termination Upon Change In Control.

(i) Payment. In the event that within eighteen months after a Change in Control (as defined below) of Employer (A) Executive’s employment is terminated without Cause (as such term is defined in Section 9(f) hereof) prior to the expiration of the Term of this Agreement or (B) Executive suffers a Constructive Termination prior to the expiration of the Term of this Agreement, Employer (or the successor thereto) shall pay Severance Pay to Executive in the amount that is equivalent to the amount described in Section 9(b) hereof in a lump sum within 30 days following the date of Executive’s termination or Constructive Termination; provided, however, that if such Change in Control is not a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such Severance Pay shall be paid at the same time and in the same form as set forth in Section 9(b)(i).

(ii) Change In Control. For the purposes of this Agreement, a “Change in Control” of Wintrust shall have the same meaning as provided in Section 12(c) of the Wintrust 2007 Stock Incentive Plan.

(iii) Section 280G. Notwithstanding the foregoing, if the payment required to be paid under this Section 9(d), when considered either alone or with other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed “excess parachute payments” under Section 280G(b)(l) of the Code is deemed by Wintrust to be a “parachute payment” under Section 280G(b)(2) of the Code, then the amount of Severance Pay required to be paid under this Section 9(d) shall be automatically reduced in order of scheduled payments to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”). Provided, however, the preceding sentence shall not apply if the sum of (A) the amount of Severance Pay described in this Section 9(d) less (B) the amount of excise tax payable by the Executive under Section 4999 of the Code with respect to the amount of such Severance Pay and any other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed to be “excess parachute payments” under Section 280G(b)(l) of the Code, as further adjusted for payment of taxes by the Executive is greater than the Reduced Amount, as further adjusted for payment of taxes by the Executive. The decision of Wintrust (based upon the recommendations of its tax counsel and accountants) as to the characterization of payments as parachute payments, the value of parachute payments, the amount of excess parachute payments, the determination of any adjustments related to payment of taxes by the Executive, and the payment of the Reduced Amount shall be final.

(iv) Company-Paid Health Insurance. In the event Executive becomes entitled to payments under this Section 9(d), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(v) Definitions. For the purposes of this Section 9(d), the term “Constructive Termination” shall have the same meaning as such term is defined in Section 9(c) with the following modifications:

(A) A Constructive Termination shall be deemed to have occurred if after a Change in Control, the Executive’s Adjusted Total Compensation is reduced to less than (1) 100% of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs or (2) 100% percent of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; provided, however, that if Executive is employed by Employer or any Affiliate of Employer for less than twelve months, Adjusted Total Compensation shall be calculated based on the initial annual base salary and value of perquisites, determined by the Employer as of the date Executive commences employment with the Employer or such Affiliate.

(B) A Constructive Termination shall also be deemed to have occurred if after a Change in Control, Employer (or the successor thereto) delivers written notice to Executive that it will continue to employ Executive but will reject this Agreement (other than due to the expiration of the Term of this Agreement).

(C) The last sentence of subsection 9(c)(iv)(A) shall not be applicable to a Constructive Termination following a Change in Control.

(e) Voluntary Termination. Executive may voluntarily terminate employment during the Term of this Agreement by a delivery to Employer of a written notice at least 60 days in advance of the termination date. If Executive voluntarily terminates employment prior to the expiration of the Term of this Agreement, any and all of the Employer’s obligations under this Agreement shall terminate immediately except for the Employer’s obligations contained in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(f) Termination For Cause. If Executive is terminated for Cause as determined by the written resolution of Employer’s Board of Directors or the Compensation Committee or any successor committee of Employer’s Board of Directors, all obligations of the Employer shall terminate immediately except for Employer’s obligations described in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect. For purposes of this Agreement, termination for “Cause” means:

(i) Executive’s failure or refusal, after written notice thereof and after reasonable opportunity to cure, to perform specific directives approved by a majority of the Employer’s Board of Directors which are consistent with the scope and nature of Executive’s duties and responsibilities as provided in Section 1 of this Agreement;

(ii) Habitual drunkenness or illegal use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;

(iii) Executive’s conviction of a felony;

(iv) Any defalcation or acts of gross or willful misconduct of Executive resulting in or potentially resulting in economic loss to Employer or substantial damage to Employer’s reputation;

(v) Any breach of Executive’s covenants contained in Sections 4 through 6 hereof;

(vi) A written order requiring termination of Executive from Executive’s position with Employer by any regulatory agency or body; or

(vii) Executive’s engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting fraud, intentional breach of fiduciary obligation, intentional wrongdoing or malfeasance, or intentional and material violation of applicable banking laws, rules, or regulations.

(g) Executive’s right to the Severance Pay per Sections 9(b) through 9(d) hereof shall be contingent upon (i) Executive having executed and delivered to Employer a release in such form as provided by the Employer not later than the date set forth in the release (but in no event more than 45 days after the date of termination) (the “Consideration Period”), (ii) Executive not revoking such release in accordance with the terms of the release and (ii) Executive not violating any of Executive’s on-going obligations under this Agreement; provided, however, that Employer has the discretion to pay to Executive the Severance Pay per Sections 9(b) through 9(d), as applicable, prior to Employer’s receipt of the release and/or the expiration of the release revocation period; provided further that if Executive does not execute and deliver a release to Employer prior to the expiration of the Consideration Period or if Executive revokes the release in accordance with its terms, Executive shall pay to Employer within 10 days following the expiration of the Consideration Period or the date such release was revoked, a lump sum payment of all Severance Pay received by Executive to date.

(h) The payment of Severance Pay to Executive pursuant to Sections 9(b) through 9(d) hereof shall be for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment and termination of employment by Employer, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to Severance Pay, Executive shall not have any claim for damages or other relief of any sort relating to or arising out of Executive’s employment or termination of employment by Employer or relating to or arising out of this Agreement and the termination thereof.

(i) Upon termination of employment with Employer for any reason, Executive shall promptly deliver to Employer all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from Employer or any Affiliate, which pertain to or were used by Executive in connection with Executive’s employment by Employer or which pertain to Wintrust or any other Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased or leased by Employer for Executive.

10. Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with the Executive’s employment with Employer or the termination of such employment (“Claims”), that Executive may have against Employer or any Affiliate of Wintrust, or the officers, directors, employees or agents of Employer or any Affiliate of Wintrust in their capacity as such or otherwise, or that Employer or any Affiliate of Wintrust may have against Executive, shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply; and claims made by either Employer or the Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement, Each party shall initially bear their own costs of the arbitration or litigation, except that, if Employer is found to have violated any material terms of this Agreement, Employer shall reimburse Executive for the entire amount of reasonable attorneys’ fees incurred by Executive as a result of the dispute hereunder in addition to the payment of any damages awarded to Executive.

11. General Provisions.

(a) All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof shall be deemed by any court to be illegal or unenforceable, such word, clause, phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law; and Executive agrees that such scope may be judicially modified accordingly.

(b) This Agreement may be assigned by Employer. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

(c) This Agreement may not be assigned by Executive, but shall be binding upon Executive’s executors, administrators, heirs, and legal representatives.

(d) No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

(e) Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.

(f) Employer may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

(g) This instrument constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be changed or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Any other understandings and agreements, oral or written, respecting the subject matter hereof are hereby superseded and canceled.

(h) The provisions of Sections 4, 5,6,7, 9(g), 9(h), 10,11, and 12 of this Agreement shall survive the termination of Executive’s employment with Employer and the expiration or termination of this Agreement.

12. Governing Law. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding Sections 3,4, 5, or 6 of this Agreement.

13. Notice of Termination. Subject to the provisions of Section 8, in the event that Employer desires to terminate the employment of the Executive during the Term of this Agreement, Employer shall deliver to Executive a written notice of termination, stating whether the termination constitutes a termination in accordance with Section 9(b), 9(d), or 9(f). In the event that Executive determines in good faith that Executive has experienced a Constructive Termination under Section 9(c) or 9(d), Executive shall deliver to Employer a written notice stating the circumstances that constitute such Constructive Termination not later than 90 days after the initial existence of such circumstances and Employer shall 30 days after receipt of such notice to remedy the circumstances that constitute Constructive Termination. In the event that the Executive desires to effect a voluntary termination of Executive’s employment in accordance with Section 9(e), Executive shall deliver a written notice of such voluntary termination to Employer.

14. Section 409A. This Agreement is intended to comply with the requirements of Section 409 A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-l(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-l(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and

(iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

By:	/s/ David A. Dykstra	/s/ Lisa Reategui
	David A. Dykstra	Lisa Reategui

Its:	Senior Executive Vice President & COO	Dated: 9/15/11

Dated:	9/15/11

EXHIBIT A

Barrington Bank & Trust Company, N.A.

Beverly Bank & Trust Company, N.A.

Crystal Lake Bank & Trust Company, N.A.

First Insurance Funding Corporation

Great Lakes Advisors Holdings, LLC

Hinsdale Bank & Trust Company

Lake Forest Bank & Trust Company

Libertyville Bank & Trust Company

North Shore Community Bank & Trust Company

Northbrook Bank & Trust Company

Old Plank Trail Community Bank, N.A.

Schaumburg Bank & Trust Company, N.A.

St. Charles Bank & Trust Company

State Bank of the Lakes

The Chicago Trust Company

Town Bank (Wisconsin)

Tricom, Inc. of Milwaukee

Village Bank & Trust

Wayne Hummer Investments, LLC

Wheaton Bank & Trust Company

Wintrust Information Technology Services Company

Wintrust Mortgage Corporation (division of Barrington Bank & Trust Company, N. A.)